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                         ARTICLES OF ASSOCIATION
                                   OF
                NATIONSBANK, NATIONAL ASSOCIATION (SOUTH)

                           Charter No. 13068


		FIRST. The title of this association shall be "NATIONSBANK, NATIONAL ASSOCIATION (SOUTH)".

		SECOND. The main office of this association shall be in the City of Atlanta, County of Fulton, State of Georgia. The general business of the association shall be conducted at its main office and its branches.

		THIRD. The board of directors of this association shall consist of not less than five nor more than twenty-five persons, the exact number to be fixed and determined from time to time by resolution of a majority of the full board of directors or by resolution of the shareholders. Each director shall own common or preferred stock of the association or of a holding company owning the association in an amount sufficient to satisfy the applicable requirements of the national banking laws, regulations and rules in effect from time to time.

		Any vacancy in the board of directors may be filled by action of a majority of the remaining directors between meetings of shareholders. The board of directors may not increase the number of directors to a number which: (1) exceeds by more than two the number of directors last elected by shareholders where the number was 15 or less; and (2) exceeds by more than four the number of directors last elected by shareholders where the number was 16 or more, but in no event shall the number of directors exceed 25.

		Terms of directors, including directors selected to fill vacancies, shall expire at the next regular meeting of shareholders at which directors are elected, unless the directors resign or are removed from office.

		Despite the expiration of a director's term, the director shall continue to serve until his or her successor is elected and qualifies or until there is a decrease in the number of directors and his or her position is eliminated.

		FOURTH. There shall be an annual meeting of the shareholders to elect directors and transact whatever other business may be brought before the meeting. It shall be held at the main office or any other convenient place the board of directors may designate, on the day of each year specified therefor in the bylaws. If no election is held on the day fixed, an election may be held on any subsequent day within 60 days of the

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day fixed, to be designated by the board of directors, or, if the directors fail to fix the day, by shareholders representing two-thirds of the shares issued and outstanding.

		In all elections of directors, the number of votes each common shareholder may cast will be determined by multiplying the number of shares he or she owns by the number of directors to be elected. Those votes may be cumulated and cast for a single candidate or may be distributed among two or more candidates in the manner selected by the shareholder. On all other questions, each common shareholder shall be entitled to one vote for each share of stock held by him or her.

		A director may resign at any time by delivering written notice to the board of directors, its chairperson, or to the association, which resignation shall be effective when the notice is delivered unless the notice specifies a later effective date.

		A director may be removed by shareholders at a meeting called to remove him or her, when notice of the meeting stating that the purpose or one of the purposes is to remove him or her is provided, if there is a failure to fulfill one of the affirmative requirements for qualification, or for cause, provided, however, that a director may not be removed if the number of votes sufficient to elect him or her under cumulative voting is voted against his or her removal.

		FIFTH. The authorized amount of capital stock of this association shall be one billion two hundred million dollars ($1,200,000,000) divided into sixty million (60,000,000) shares of common stock of the par value of twenty dollars ($20) each, and ten million (10,000,000) shares of preferred stock, no par value, but the capital stock may be increased or decreased from time to time, according to the provisions of the laws of the United States.

		The shares may be issued from time to time as authorized by the board of directors without further approval of shareholders, except as otherwise provided in this Article Fifth or to the extent that such approval is required by governing law, rule, or regulation.

		The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value of shares having par value. Neither promissory notes nor future services shall constitute payment or part payment for the issuance of shares this association. The consideration for the shares shall be cash, tangible or intangible property (to the extent direct investment in such property would be permitted), labor, or services actually performed for this association, or any combination of the foregoing. In the absence of actual fraud in the transaction, the value of such property, labor, or services, as determined by the board of directors of the association shall be conclusive. Upon payment of such consideration, such shares shall be deemed to be fully paid and nonassessable. In the case of a stock dividend, that part of the surplus of the association which is transferred to stated capital upon


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the issuance of shares as a share dividend shall be deemed to be the consideration for their issuance.

		No shares of capital stock (including shares issuable upon conversion, exchange, or exercise of other securities) shall be issued, directly or indirectly, to officers, directors or controlling persons of the association other than as part of a general public offering or as qualifying shares to a director, unless their issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal meeting.

		Nothing contained in this Article Fifth (or in any supplementary sections hereto) shall entitle the holders of any class of a series of capital stock to vote as a separate class or series or to more than one vote per share, except as to the cumulation of votes for the election of directors: Provided, That this restriction on voting separately by class or series shall not apply:

		(i) To any provision which would authorize the holders of preferred stock, voting as a class or series, to elect some members of the board of directors, less than a majority thereof, in the event of default in the payment of dividends on any class or series of preferred stock;

		(ii) To any provision which would require the holders of preferred stock, voting as a class or series to approve the merger or consolidation of the association with another corporation or the sale, lease, or conveyance (other than by mortgage or pledge) of properties or business in exchange for securities of a corporation other than the association if the preferred stock is exchanged for securities of such other corporation: Provided, That no provision may require such approval for transactions undertaken with the assistance or pursuant to the direction of the Office of the Comptroller of the Currency or the Federal Deposit Insurance Corporation; or

		(iii) To any amendment which would adversely change the specific terms of any class or series of capital stock a set forth in this Article Fifth (or in any supplementary sections hereto), including any amendment which would create or enlarge any class or series ranking prior thereto in rights and preferences. An amendment which increases the number of authorized shares of any class or series of capital stock, or substitutes the surviving association in a merger or consolidation for the association, shall not be considered to be such an adverse change. A description of the different classes and series (if any) of the association's capital stock and a statement of the designations, and the relative rights, preferences, and limitations of the shares of each class of and series (if any) of capital stock are as follows:

	A. Common stock. Except as provided in this Article Fifth (or in any supplementary sections thereto) the holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one

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vote  for each share held by such holder, except as to the cumulation of votes for the election of directors.

		Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and of sinking fund, retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock; then dividends may be paid on the common stock and on any class or series of stock entitled to participate therewith as to dividends out of any assets legally available for the payment of dividends but only when and as declared by the board of directors. In the event of any liquidation, dissolution, or winding up of the association, the holders of the common stock (and the holders of any class or series of stock entitled to participate with the common stock in the distribution of assets) shall be entitled to receive, in cash or in kind, the assets of the association available for distribution remaining after (i) payment or provision for payment of the association's debts and liabilities; (ii) distributions or provision for distributions in settlement of its liquidation account; and (iii) distributions or provisions for distributions to holders of any class or series of stock having preference over the common stock in the liquidation, dissolution, or winding up of the association. Each share of common stock shall have the same relative rights as and be identical in all respects with all the other shares of common stock.

	B.  Preferred stock.   The association may provide for one or
more classes of preferred stock, which shall be separately identified, in supplementary sections to its charter. The shares of any class may be divided into and issued in series, with each series separately designated so as to distinguish the shares thereof from the shares of all other series and classes. The terms of each series shall be set
forth in a supplementary section to the charter.   All shares of the
same class shall be identical except as to the following relative rights and preferences, as to which there may be variations between different series;

	(a) The distinctive serial designation and the number of shares constituting such series;

	(b) The dividend rate or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date the payment date or dates for dividends, and the participating or other special rights, if any with respect to dividends;

	(c) The voting powers, full or limited, if any, of shares of such series;

	(d) Whether the shares of such series shall be redeemable and, if so, the price(s) at which, and the terms and conditions on which such shares may be redeemed;


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	(e)  The amount(s) payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the association;

	(f) Whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price(s) at which such shares may be redeemed or purchased through the application of such fund;

	(g) Whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes of stock of the association and, if so, the conversion price(s) or the rate(s) of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

	(h) The price or other consideration for which the shares of such series shall be issued; and

	(i) Whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of serial preferred stock and whether such shares may be reissued as shares of the same or any other series of serial preferred stock.

	Each share of each series of serial preferred stock shall have the same relative rights as and be identical in all respects with all the other shares of the same series.

	The Board of Directors shall have authority to divide, by the adoption of supplementary charter sections, any authorized class of preferred stock into series, and within the limitations set forth in this article and the articles of association, fix and determine the relative rights and preferences of shares of any series so established.

	Prior to the issuance of any preferred shares of a series established by a supplementary charter section adopted by the board of directors, the association shall file with the Office of the Comptroller of the Currency a dated copy of that supplementary section of this charter established and designating the series and fixing and determining the relative rights and preferences thereof."

		In the event of any increase in common stock of this association by the sale of additional shares thereof, each shareholder shall be entitled to subscribe to such additional shares of common stock in proportion to the number of shares of common stock owned by the shareholder at the time the increase is authorized by the shareholders, unless another time subsequent to the date of the shareholders' meeting is specified in a resolution adopted by the shareholders at the time the increase is authorized. The board of directors shall have the power to prescribe a reasonable


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period of time within which the preemptive rights to subscribe to the new shares of capital stock must be exercised.

		Unless otherwise specified in the articles of association or required by law, (1) all matters requiring shareholder action, including amendments to the articles of association must be approved by shareholders owning a majority voting interest in the outstanding voting stock, and (2) each shareholder shall be entitled to one vote per share.

		Shares of another class or series may be issued as a share dividend in respect of a class or series of stock if approved by a majority of the votes entitled to be cast by the class or series to be issued unless there are no outstanding shares of the class or series to be issued. Unless otherwise provided by the board of directors, the record date for determining shareholders entitled to a share dividend shall be the date the board of directors authorizes the share dividend.

		If a shareholder is entitled to fractional shares pursuant to preemptive rights, a stock dividend, consolidation or merger, reverse stock split or otherwise, the association may: (a) issue fractional shares; (b) in lieu of the issuance of fractional shares, issue scrip or warrants entitling the holder to receive a full share upon surrendering enough scrip or warrants to equal a full share;
(c) if there is an established and active market in the association's stock, make reasonable arrangements to provide the shareholder with an opportunity to realize a fair price through sale of the fraction, or purchase of the additional fraction required for a full share; (d) remit the cash equivalent of the fraction to the shareholder; or (e) sell full shares representing all the fractions at public auction or to the highest bidder after having solicited and received sealed bids from at least three licensed stock brokers; and distribute the proceeds pro rata to shareholders who otherwise would be entitled to the fractional shares. The holder of a fractional share is entitled to exercise the rights of shareholders, including the right to vote, to receive dividends, and to participate in the assets of the association upon liquidation, in proportion to the fractional interest. The holder of scrip or warrants is not entitled to any of these rights unless the scrip or warrants explicitly provide for such rights. The scrip or warrants may be subject to such additional conditions as: (1) the scrip or warrants will become void if not exchanged for full shares before a specified date; and (2) that the shares for which the scrip or warrants are exchangeable may be sold at the option of the association and the proceeds paid to scripholders.

		The association, at any time and from time to time, may authorize and issue debt obligations, whether or not subordinated, without the approval of the shareholders. Obligations classified as debt, whether or not subordinated, which may be issued by the association without the approval of shareholders, do not carry voting rights on any issue, including an increase or decrease in the aggregate number of the securities, or the exchange or reclassification of all or part of securities into securities of another class or series.


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		SIXTH.  The board of directors shall appoint one of its
members president of this association, and one of its members chairperson of the board and shall have the power to appoint one or more vice presidents, a secretary who shall keep minutes of the directors' and shareholders' meetings and be responsible for authenticating the records of the association, and such other officers and employees as may be required to transact the business of this association. A duly appointed officer may appoint one or more officers or assistant officers if authorized by the board of directors in accordance with the bylaws.

                SEVENTH.  The board of directors shall have the power to:

	(1)	Define the duties of the officers, employees and agents
                of the association.

	(2)	Delegate the performance of its duties, but not the
                responsibility for its duties, to the officers, employees, and agents of the association.

	(3)	Fix the compensation and enter into employment contracts
                with its officers and employees upon reasonable terms and conditions consistent with applicable law.

	(4)	Dismiss officers and employees.

	(5)	Require bonds from officers and employees and to fix the
                penalty thereof.

	(6)	Ratify written policies authorized by the association's
                management or committees of the board.

	(7)	Regulate the manner in which any increase or decrease of
                the capital of the association shall be made, provided that nothing herein shall restrict the power of shareholders to increase or decrease the capital of the association in accordance with law, and nothing shall raise or lower from two-thirds the percentage required for shareholder approval to increase or reduce the capital.

	(8)	Manage and administer the business and affairs of the
                association.

	(9)	Amend or repeal bylaws, except to the extent that the
                articles of association reserve this power in whole or in part to shareholders.

	(10)	Make contracts.

	(11)	Generally to perform all acts that are legal for a board
                of directors to perform.


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		Any and all of these functions may be carried out by
officers, employees, or agents of the association and the delegation of the performance of the board of directors' duties shall be considered authorized when the action taken by the officers, employees, or agents of the association is in accordance with the provisions of the bylaws of the association, the directives of the board of directors, or the powers and duties incumbent in any position held by the officers, employees, or agents.

		EIGHTH. The board of directors shall have the power to change the location of the main office to any other place within the limits of Atlanta, Georgia, without the approval of the shareholders, and shall have the power to establish or change the location of any branch or branches of the association to any other location permitted under applicable law, without the approval of the shareholders subject to approval by the Comptroller of the Currency.

		NINTH. The corporate existence of this association shall continue until terminated according to the laws of the United States.

		TENTH. To the fullest extent permitted by the laws of the state in which the bank's holding company is incorporated, subject only to the limits of the corporate powers of a national association, a director of the association shall not be personally liable to the association, its shareholders or otherwise for monetary damage for breach of duty as a director. Any repeal or modification of this article shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the association existing at the time of such repeal or modification.

		The association shall indemnify and hold harmless any director, officer, employee, or agent of the association and its subsidiaries against all liability and expenses to the fullest extent permitted by the laws of the state in which the association's holding company is incorporated, and in addition to the indemnification otherwise provided by law, the association shall indemnify and hold harmless such directors, officers, employees, or agents against all liability and expenses, including reasonable attorney's fees, in any proceeding (including without limitation a proceeding brought by or on behalf of the association itself) arising out of their status as directors, officers, employees, or agents, or their service at the association's request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, association, partnership, joint venture, trust, employee benefit plan or other enterprise, or their activities in any such capacity.

		The extent of indemnification provided for in this section and the procedures for implementation of that indemnification shall be in accordance with the provisions of the bylaws of NationsBank Corporation. The association may also provide insurance for such indemnification relating to the directors, officers, employees or agent's service to the association in accordance with the provisions of the bylaws of NationsBank Corporation. To the extent that indemnification or insurance coverage is


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prohibited or limited by lawful and binding regulations of the Office of the Comptroller of the Currency, such regulations shall govern this indemnification provision.

		ELEVENTH. These articles of association may be amended by the affirmative vote of the holders of a majority of the stock of this association, unless the vote of the holders of a greater amount of stock is required by law, and in that case by the vote of the holders of such greater amount. Although prior approval by the board of directors is not necessary prior to consideration by shareholders, the association's board of directors may propose one or more amendments to the articles of association for submission to the shareholders.


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